UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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DEL FRISCO’S RESTAURANT GROUP, INC.
(Name of Registrant as Specified In Its Charter)

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DEL FRISCO’S RESTAURANT GROUP, INC.
2900 Ranch Trail
Irving, Texas 75063
April 25, 2018
To Our Stockholders:
You are cordially invited to attend the 2018 Annual Meeting of Stockholders of Del Frisco’s Restaurant Group, Inc. The Annual Meeting will be held on Thursday, June 14, 2018, at 9:00 a.m., local time, at the Del Frisco’s Restaurant Group Inc., Restaurant Support Center located at 2900 Ranch Trail, Irving, TX 75063.
We describe in detail the actions we expect to take at our Annual Meeting in the attached Notice of 2018 Annual Meeting of Stockholders and Proxy Statement.
In addition to the Proxy Statement you should have also received a copy of our Annual Report on Form 10-K for fiscal year 2017, which we encourage you to read. It includes information about our operations as well as our audited, consolidated financial statements. You can also access a copy of our 2017 Annual Report on Form 10-K on the Company’s website at www.dfrg.com.
Please use this opportunity to take part in the affairs of our company by voting on the business to come before the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please complete, sign, date, and return the accompanying proxy card or voting instruction card. In some instances, you may also be able to vote your shares on the Internet. See “About the Annual Meeting — How Do I Vote by Proxy?” in the Proxy Statement for more details. Returning the proxy card or voting instruction card or voting on the Internet does not deprive you of your right to attend the Annual Meeting and to vote your shares in person for the matters to be acted upon at the Annual Meeting.
We look forward to seeing you at the Annual Meeting.

Sincerely,

Norman J. Abdallah
President and Chief Executive Officer

DEL FRISCO’S RESTAURANT GROUP, INC.
2900 Ranch Trail,
Irving, TX 75063

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS
Important Notice Regarding the Availability of Proxy Materials for the Stockholder
Meeting to be Held on June 14, 2018
The Proxy Statement and accompanying Annual Report to Stockholders are available at investor.dfrg.com/financial-information/annual-reports

TIME AND DATE	9:00 a.m., local time, on Thursday, June 14, 2018

LOCATION	Del Frisco’s Restaurant Group Inc. 2900 Ranch Trail Irving, Texas 75063

ITEMS OF BUSINESS	1. To elect the director named in the Proxy Statement to hold office until the 2021 annual meeting; and

2. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 25, 2018.

3. To approve, on an advisory basis, the compensation of the Company’s named executive offices for the year ended December 26, 2017 as set forth in the Proxy Statement.

4. To approve advisory vote on the frequency of future advisory votes approving named executive officer compensation.

Stockholders will also act upon such other matters as may properly come before the Annual Meeting.

RECORD DATE	The stockholders of record at the close of business on April 30, 2018, will be entitled to notice of and vote at the Annual Meeting and any adjournment or postponement thereof.

PROXY VOTING
It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by completing and returning the proxy card or voting instruction card sent to you. Voting instructions are printed on your proxy card or voting instruction card and are included in the accompanying Proxy Statement. In some instances, you may also be able to vote your shares on the Internet. You can revoke your proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the Proxy Statement.

DEL FRISCO’S RESTAURANT GROUP, INC.
2900 Ranch Trail,
Irving, TX 75

PROXY STATEMENT
We are providing these proxy materials in connection with the 2018 Annual Meeting of Stockholders of Del Frisco’s Restaurant Group, Inc. This Proxy Statement, the accompanying proxy card or voting instruction card, and the Company’s 2017 Annual Report on Form 10-K were first mailed to stockholders on or about May 10, 2018. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters to be brought before the Annual Meeting. Please read it carefully. Unless the context otherwise indicates, references to “Del Frisco’s Restaurant Group,” “our company,” “the Company,” “us,” “we” and “our” refer to Del Frisco’s Restaurant Group, Inc. and its consolidated subsidiaries.
ABOUT THE ANNUAL MEETING
Who is soliciting my vote?
The Board of Directors of the Company is soliciting your vote in connection with the 2018 Annual Meeting of Stockholders.
What is the purpose of the Annual Meeting?
The meeting will be the Company’s Annual Meeting of Stockholders. You will be voting on the following matters at the Annual Meeting:

1.	Election of the one Class III director named in the Proxy Statement to hold office until the 2021 annual meeting; and

2.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 25, 2018.

3.	Approval, on an advisory basis, of the compensation of our named executive officers for the year ended December 26, 2017, as set forth in this Proxy Statement.

4.	Vote, on an advisory basis, on the frequency of future advisory votes to approve named executive officer compensation.
Stockholders will also act upon any other business that may properly come before the Annual Meeting.
How does the Board of Directors recommend I vote?
The Board of Directors recommends a vote:

1.	For the election of Norman J. Abdallah a Class III director; and

2.	For the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 25, 2018.

3.	For the approval, on an advisory basis, of the compensation of our named executive officers for the year ended December 26, 2017, as set forth in this Proxy Statement.

4.	For One Year, on an advisory basis, for the frequency of future advisory votes approving named executive officers compensation.
Who is entitled to vote at the Annual Meeting?
The Board of Directors set April 30, 2018 as the record date for the Annual Meeting, or the Record Date. All stockholders who owned common stock of the Company at the close of business on the Record Date may attend and vote at the Annual Meeting.
Who is entitled to attend the Annual Meeting?
Only persons with evidence of stock ownership as of the Record Date or who are invited guests of the Company may attend and be admitted to the Annual Meeting. Stockholders with evidence of stock ownership as of the Record Date may be accompanied by one guest. Photo identification will be required (e.g., a valid driver’s license, state identification or passport). If a stockholder’s shares are registered in the name of a broker, trust, bank or other nominee, the stockholder must bring a proxy or a letter from that broker, trust, bank or other nominee or their most recent brokerage account statement that confirms that the stockholder was a beneficial owner of shares of stock of the Company as of the Record Date.
Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the Annual Meeting.
How many votes can be cast by stockholders?
Each share of common stock is entitled to one vote. There is no cumulative voting. There were 20,376,725 shares of common stock outstanding and entitled to vote as of April 24, 2018.
How many votes must be present to hold the Annual Meeting?
A majority of the outstanding shares of common stock as of the Record Date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a “quorum.” Your shares are counted as present at the Annual Meeting if you are present at the Annual Meeting and vote in person or a proxy card or voting instruction card has been properly submitted by you or on your behalf or, if applicable, you have voted your shares on the Internet. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. A “broker non-vote” is a share of common stock that is beneficially owned by a person or entity and held by a broker or other nominee, but for which the broker or other nominee (1) lacks the discretionary authority to vote on certain matters, and (2) has not received voting instructions from the beneficial owner in respect of those specific matters.
How many votes are required to elect directors and approve the other proposal?
Directors are elected by a plurality of the votes cast. This means that the individual nominated for election to the Board of Directors who receives the most “FOR” votes (among votes properly cast in person or by proxy) will be elected. Abstentions and broker non-votes will not affect the outcome of the director election.
The ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm and the proposal to approve, on an advisory basis, the compensation of the Company’s named executive Officers each require the affirmative vote of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting and entitled to vote. Abstentions have the same effect as a vote against the proposal; “broker non-votes” will not affect the outcome of either such proposal, although brokers have discretionary authority to vote on ratification of the appointment of KPMG LLP if they do not receive voting instructions from the beneficial owner.
The proposal to vote, on an advisory basis, on the frequency of future advisory votes on named executive officer compensation will be determined based on a plurality of the votes cast. This means that the option that receives the most votes will be recommended by the stockholders to the Board. Abstentions and “broker non-votes” will not affect the outcome of this proposal.
How do I vote by proxy?
You can vote your shares by completing and returning the proxy card or voting instruction card accompanying this Proxy Statement. In some instances, you may also be able to vote your shares on the Internet. Please see your proxy card or voting instruction card for more information on how to vote by proxy.
What if I don’t vote for some of the items listed on my proxy card or voting instruction card?
If you return your signed proxy card or voting instruction card in the enclosed envelope or vote on the Internet but do not mark selections, your shares will be voted in accordance with the recommendations of the Board of Directors. In connection therewith, the Board of Directors has designated Norman J. Abdallah, Neil H. Thomson and BJ Wilson as proxies. If you indicate a choice with respect to any matter to be acted upon on your proxy card or voting instruction card or by Internet vote, your shares will be voted in accordance with your instructions.
If you are a beneficial owner and hold your shares in street name through a broker or other nominee and do not return the voting instruction card or, if applicable, vote your shares on the Internet, the broker or other nominee will vote your shares on each matter at the Annual Meeting for which he or she has the requisite discretionary authority. Under applicable rules, brokers have the discretion to vote on routine matters, such as the ratification of the selection of independent registered public accounting firms. However, brokers do not have the discretion to vote on the uncontested election of directors or on advisory votes with respect to executive compensation matters. It is therefore important that you provide instructions to your broker if your shares are held by a broker or other nominee so that your shares will be voted at the Annual Meeting.

Who pays for the proxy solicitation and how will the Company solicit votes?
The Company bears the expense of printing and mailing proxy materials. In addition to this solicitation of proxies by mail, the Company’s directors, officers and other employees may solicit proxies by personal interview, telephone, facsimile or email. These individuals will not be paid any additional compensation for any such solicitation. The Company will request brokers and other nominees who hold shares of common stock in their names to furnish proxy materials to the beneficial owners of such shares. The Company will reimburse such brokers and other nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.
Can I change or revoke my vote after I return my proxy card or voting instruction card?
Yes. Even if you sign and return the proxy card or voting instruction card in the form accompanying this Proxy Statement or, if applicable, vote your shares on the Internet, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote at any time before it is exercised at the Annual Meeting by giving written notice to the Secretary of the Company, specifying such revocation. You may also change your vote by timely delivering a valid, later-dated proxy or voting instruction card or, if applicable, by voting again on the Internet, or by voting in person at the Annual Meeting. However, please note that if you would like to vote at the Annual Meeting and you are not the stockholder of record, you must request, complete and deliver a proxy from your broker or other nominee.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
At the Annual Meeting, stockholders will be asked to elect one director to serve on the Board of Directors. The Company’s Certificate of Incorporation provides that the Board of Directors shall consist of not fewer than three nor more than 13 directors with the exact number to be determined from time to time by resolution adopted by the Board of Directors. The Board currently consists of seven directors. The Company’s Certificate of Incorporation divides the Board of Directors into three classes with the terms of office of the directors of each Class ending in different years. The terms of directors in Classes III, I and II presently end at the annual meetings in 2018, 2019 and 2020, respectively. Classes I and III each currently has two directors, with Class II having three directors. Effective following the Annual Meeting, the size of the Board will be reduced to six Directors.
The Board of Directors has nominated Norman J. Abdallah for election as a Class III director for three-year term expiring at the 2021 annual meeting.
When elected, a director serves until his or her successor has been duly elected and qualified or until such director’s earlier resignation or removal. Proxies cannot be voted for a greater number of persons than the number of nominees named. If you sign and return the accompanying proxy card or voting instruction card, or, if applicable, vote your shares on the internet, your shares will be voted for the election of the nominee recommended by the Board of Directors unless you choose to abstain or vote against the nominee. The Company did not receive any stockholder nominations for director.
If the nominee for any reason is unable to serve or will not serve, proxies may be voted for such substitute nominee as the proxy holder may determine. The Company is not aware of any reason the nominee will be unable to or will not serve as a director. Please see “The Board of Directors and Its Committees” below for information about the nominee for election as director and the current members of the Board of Directors, their business experience and other pertinent information.
Directors are elected by a plurality of the votes cast. This means election as a Class III director for three-year term expiring at the 2021 annual meeting.

The Board of Directors unanimously recommends that you vote FOR Norman J. Abdallah as a Class III director

PROPOSAL NO. 2 — RATIFICATION OF THE APPOINTMENT OF KPMG LLP
The Audit Committee has selected KPMG LLP, or KPMG, to audit the consolidated financial statements of the Company as of December 25, 2018, and for the fiscal year then ending. At the Annual Meeting, stockholders will be asked to ratify the selection of KPMG.
The Company has been advised by KPMG that the firm has no relationship with the Company or its subsidiaries other than that arising from the firm’s engagement as auditors, tax advisors and consultants. The Company has also been advised that representatives of KPMG will be present at the Annual Meeting where they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither the Company’s Certificate of Incorporation nor the Company’s bylaws require that stockholders ratify the selection of KPMG as the Company’s independent registered public accounting firm. However, we are requesting ratification because we believe it is a matter of good corporate practice. If the Company’s stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG, but may, nonetheless, retain KPMG as the Company’s independent registered public accountants. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time if it determines that the change would be in the best interests of the Company and its stockholders.
The affirmative vote of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting is necessary to ratify the appointment of KPMG as the Company’s independent registered public accounting firm for the year ending December 25, 2018. Abstentions have the same effect as a vote against the proposal.

The Board of Directors unanimously recommends that you vote FOR the ratification of the selection of KPMG as the Company’s independent registered public accounting firm for the year ending December 25, 2018

PROPOSAL NO. 3 — ADVISORY VOTE TO APPROVE COMPENSATION OF
OUR NAMED EXECUTIVE OFFICERS (SAY-ON-PAY)
In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and as a matter of good corporate governance, we are asking our stockholders to approve, on an advisory basis, the compensation paid to our Named Executive Officers, or NEOs, as disclosed in the “Compensation Discussion and Analysis” section of this Proxy Statement and the compensation tables and narrative discussion that follow such section.
Although this vote is not binding on our company, it will provide information to the Compensation Committee of our Board of Directors regarding investor views about our executive compensation philosophy, policies and practices, which the Compensation Committee will consider when determining executive compensation in the future.
In connection with this proposal, you are encouraged to carefully review the Compensation Discussion and Analysis section as well as the information contained in the executive compensation tables and accompanying narrative discussion in this Proxy Statement. The Compensation Committee believes our executive compensation program is reasonable and aligned with stockholder interests.
Our stockholders are being asked to approve, by non-binding, advisory vote, the following resolution relating to the compensation of our Named Executive Officers as reported in this Proxy Statement:
“RESOLVED, that the stockholders of Del Frisco’s Restaurant Group, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2018 Annual Meeting of Stockholders”.
The affirmative vote of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting is necessary to approve, on an advisory basis, the compensation awarded to named executive officers for the year ended December 26, 2017. Abstentions have the same effect as a vote against this proposal; broker non-votes will not affect the outcome of this proposal.

The Board of Directors unanimously recommends that you vote FOR the approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers

PROPOSAL NO. 4 — ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE EXECUTIVE COMPENSATION (SAY-ON-FREQUENCY)
Pursuant to Section 14A of the Exchange Act, we are asking our stockholders to vote on whether future advisory votes to approve our executive compensation should occur every year, every two years or every three years. Accordingly, stockholders will be able to specify one of four choices for this Proposal 4 when voting: one year, two years, three years or abstain. Stockholders are not voting to approve or disapprove the Board of Director’s recommendation on this proposal.
After careful consideration, the Board of Directors has considered the matter and determined to recommend that stockholders vote for holding an advisory vote to approve our executive compensation every year. While our executive compensation program is designed to promote a long-term connection between pay and performance, the Board of Directors recognizes that executive compensation disclosures are made annually. Accordingly, the Board of Directors believes that an annual advisory say-on-pay vote will allow our stockholders to provide timely, direct input on our executive compensation philosophy, policies and practices as disclosed in our proxy statement each year.
We understand that our stockholders may have different views as to what is an appropriate frequency for advisory votes to approve executive compensation. Although this advisory vote on the frequency of such future votes is not binding on the Board of Directors, we will carefully review the voting results on this proposal. Notwithstanding the Board of Directors’ recommendation and the outcome of the stockholder vote, the Board of Directors may in the future decide to conduct advisory votes to approve our executive compensation on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.
The outcome of this proposal will be determined by a plurality of the votes cast. This means that the option that receives the most votes will be recommended by the stockholders to the Board. Abstentions and broker non-votes will not affect the outcome of this proposal.

The Board of Directors unanimously recommends that you vote, on an advisory basis, for “ONE YEAR” as the frequency to conduct future advisory votes to approve Named Executive Officer compensation.

THE BOARD OF DIRECTORS AND ITS COMMITTEES
The following table sets forth the names, ages and background information of the nominees for election as directors and the current members of the Board of Directors who will continue serving following the Annual Meeting, as well as each individual’s specific experience, qualifications and skills that led the Board of Directors to conclude that each such nominee/director should serve on the Board of Directors. The persons who have been nominated for election and are to be voted upon at the Annual Meeting are listed first, with continuing directors following thereafter.
Nominees

Name and Experience	Age	Class
Norman J. Abdallah has served as President and Chief Executive Officer since November 2016. Mr. Abdallah has served as a member of the Board since July 2012. Previously, Mr. Abdallah served as an Operating Partner for CIC Partners, a private equity firm, in the role of Chief Executive Officer of TM Restaurant Holdings LLC from September 2014 to September 2016 and Executive Chairman of Willies Grill & Icehouse Holdings LLC, a restaurant company, from September 2014 to October 2016. From December 2013 through September 2014, Mr. Abdallah served as Chief Executive Officer of Counter Concepts, LLC, a private equity firm. From May 2013 through December 2013, Mr. Abdallah served as interim Chief Executive Officer of Dinosaur Bar-B-Que, a restaurant operating company. Mr. Abdallah formerly served as the Chief Executive Officer of Romano’s Macaroni Grill, a restaurant operating company, from 2010 through April 2013. Prior to joining Romano’s Macaroni Grill, Mr. Abdallah served as Chief Executive Officer of Restaurants Unlimited Inc., a privately-held multi-concept restaurant company, from 2009 to 2010. Prior to joining Restaurants Unlimited, Mr. Abdallah served as the Chief Executive Officer and Co-Founder of Fired Up, Inc., the parent company of U.S.-based casual dining concept Carino’s Italian, from 1997 to 2008. Mr. Abdallah served as a member of the Board of Directors of National Restaurant Association since September 2017 and as a member of the Board of Directors of California Pizza Kitchen, Inc., a restaurant operating company, from 2011 to April 2013.

Mr. Abdallah brings extensive knowledge of the restaurant industry to the Board of Directors from his experience with a number of national restaurant concepts. In addition, Mr. Abdallah’s service as a chief executive officer of various other restaurant holding companies contributes valuable management experience to the Board’s collective knowledge. Mr. Abdallah’s Board service also provides a direct open channel of communication between the Board and senior management.
	55	III

Continuing Directors

Name and Experience	Age	Class
David B. Barr has served as a member of the Board of Directors since July 2012. Mr. Barr has been the Chairman of the Board of Directors of PMTD Restaurants LLC and its affiliates, a franchisee of KFC and Taco Bell, since 1998. In addition, Mr. Barr has served on the board of directors of Capriotti’s Sandwich Shops, Inc., a franchisor of sandwich shops, since 2016; BrightStar Group Holdings, Inc., a franchisor of home healthcare agencies, since 2013, TBC International LLC, a franchisor of fitness boxing clubs, since 2016, and Franworth, LLC, franchise development company, since 2016. Previously, from 2008 to 2015, Mr. Barr was Chairman of the board of directors of Rita Restaurant Corp., the owner and operator of Don Pablo’s Mexican Restaurants and Hops Grill and Brewery. Additionally, Mr. Barr has served on the board of directors of Mrs. Fields Original Cookies, Inc., from 2007 to 2015, and Charles & Colvard Ltd., from 2011 to 2015, and was Chairman of the board of directors of Samuels Jewelers, Inc. from 2000 to 2006. From 1994 to 1998, Mr. Barr served as the Chief Financial Officer and then Chief Executive Officer of the Great American Cookie Company, a franchisor and operator of cookie stores. Mr. Barr began his career with Price Waterhouse in 1986 where he worked until 1991 when he left to join the finance department of Pizza Hut, Inc. Mr. Barr was a licensed certified public accountant in the State of Georgia and a member of the American Institute of Certified Public Accountants from 1991 to 2003. Mr. Barr currently sits on the board of directors of International Franchise Association and the advisory board of the McIntire School of Commerce at the University of Virginia.

Mr. Barr brings extensive knowledge of the restaurant industry to the Board of Directors from his experience with a number of restaurant and retail concepts. His board service for various companies, including as chairman, provides valuable insight to the Board regarding the dynamics and interactions of a board of directors. Mr. Barr’s financial background assists the Board in understanding their responsibilities for our public company reporting of financial information.

	54	II

Pauline J. Brown has served as a member of our Board of Directors since April 2017. Currently Ms. Brown is writing a business book to be published by Harper Collins in 2019, and hosts a weekly talk show on SiriusXM, called “Tastemakers." From January 2016 to June 2017, Ms. Brown was a Senior Lecturer at Harvard Business School. Prior to Harvard, she served as the Chairman of North America for LVMH Moët Hennessy Louis Vuitton SE, a European multinational luxury goods conglomerate, where she worked from January 2013 through June 2015. From 2010 to 2013, Ms. Brown served as an independent advisor to owners and investors in consumer brands. Ms. Brown also formerly served as Managing Director, Consumer and Retail, to The Carlyle Group, Senior Vice President, Corporate Strategy and Global Business Development to Avon Products, Inc., Vice President, Corporate Strategy and New Business Development to Estée Lauder Companies and was a Management Consultant with Bain & Company.

Ms. Brown brings extensive knowledge of the upscale and luxury consumer to the Board of Directors from her experience with several high-end retail concepts. Ms. Brown’s strategic and business development experience across a wide range of consumer brands allows her to provide insight regarding developing and implementing strategies for growing our business, both domestically and internationally. Ms. Brown’s extensive executive experience also provide the Board with meaningful insight regarding the day-to-day challenges management faces.
	51	II

Ian R. Carter has served as a member of and Chairman of the Board of Directors on April 1, 2015. Mr. Carter has served as Executive Vice President and President, Development, Architecture and Construction for Hilton Worldwide, a global hospitality company, since October 2012, and previously oversaw Operations since August 2009 for Hilton Worldwide. He previously served as Chief Executive Officer of Hilton International Co. prior to its reacquisition by Hilton Worldwide in February 2006. Prior to joining Hilton International in January 2005, Mr. Carter served as President of Black & Decker Corporation, Middle East, Africa and Asia. Prior to Black & Decker, Mr. Carter spent more than a decade with General Electric Plastics, ultimately serving as President of General Electric Specialty Chemical. Mr. Carter serves as a non-Executive Director on the Board of Burberry Group PLC, where he serves as chairman of the compensation committee, and is president of the Dame Maureen Thomas Foundation for Young People. He serves as vice chair on the board of advisors of Boston University School of Hospitality Administration and serves as a member of the board of directors for VISIT FLORIDA.

Mr. Carter’s extensive experience in business development across a wide range of industries allows him to provide insight to the Board of Directors regarding developing and implementing strategies for growing our business. In addition, Mr. Carter’s service as a chief executive officer of various other companies contributes valuable management experience to the Board’s collective knowledge.
	56	I

Richard L. Davis has served as a member of our Board of Directors since July 2012. Mr. Davis also served as a member of the advisory board of Bi-Lo Holdings, LLC, a grocery company, from 2011 to 2015. Mr. Davis’ 40 year business career has been devoted to managing and developing various businesses in retail, printing services and the restaurant and entertainment industries. Mr. Davis has been the president of Main Street Crossing, a restaurant and live entertainment venue, since 2011. In addition to Main Street Crossing, Mr. Davis was the founder and owner of JoeAuto, a chain of auto repair shops, Extreme Logic, a software training company and Night-Rider Overnight Copy Service, a printing business. Mr. Davis was the CEO of CCG Venture Partners from 1992 to 2010.
Mr. Davis’ extensive experience in business development across a wide range of industries allows him to provide insight to the Board of Directors regarding developing and implementing strategies for growing our business.
65	I

William Lamar, Jr. has served as a member of our Board of Directors since December 2013. Since 2008, Mr. Lamar has served as President of WBAL, LLC, a management and marketing consulting company, following his retirement from his position as Chief Marketing Officer of McDonald’s USA in 2008. In 24 years with McDonald’s, he held various roles including Regional Vice President and General Manager. Prior to joining McDonald’s, Mr. Lamar was a Vice President of Burrell Advertising. Mr. Lamar is a member of the Board of Directors of SionicMobile and Chairman of the 100 Black Men of Atlanta, Inc.
Mr. Lamar brings extensive knowledge of the restaurant industry to the Board of Directors from his experience in various roles within McDonald’s USA. Mr. Lamar’s marketing and consumer analysis background also provides valuable management experience to the Board’s collective knowledge.
65	II

Meetings of the Board of Directors
The Board of Directors holds regularly scheduled meetings throughout the year and holds additional meetings from time to time as the Board of Directors deems necessary or desirable to carry out its responsibilities. The Board of Directors held four meetings in fiscal 2017. All directors attended at least 75% of all meetings of the Board of Directors and of the Committees thereof on which they served during the year. The Board of Directors has a policy that directors are expected to attend the annual meetings of stockholders absent unusual circumstances. One director attended the 2017 annual meeting of stockholders.
Director Compensation
During 2017, we paid an annual retainer of $47,500 to each non-employee director for his or her services, with an additional $25,000 annual fee for service as the chairperson of the Board of Directors; $15,000 as the chairperson of the Audit Committee; $10,000 as chairperson of the Compensation Committee; and $7,500 as chairperson of the Nominating and Corporate Governance Committee. Additionally, non-employee directors may also be compensated for service on any Special Committees of the Board of Directors that may be formed from time-to-time. Each non-employee director received an equity grant valued at $75,000 in the form of restricted stock which vests in full on the first anniversary of the grant date.
Director Compensation Table
The following table sets forth information concerning the compensation of our independent directors for the fiscal year ended December 26, 2017.

Name	Fees earned or paid in cash ($)(1)	Stock Awards ($)(2)	Total ($)
David B. Barr	62,500	75,000	137,500
Pauline Brown(3)	35,625	75,000	110,625
Ian R. Carter	72,500	75,000	147,500
Richard L. Davis	47,500	75,000	122,500
William Lamar, Jr.	65,000	75,000	140,000
Mark S. Mednansky	47,500	75,000	122,500

(1)
These amounts represent the annual retainer earned by each director as well as the directors’ respective fees for serving as chairpersons of the Board, or the Audit, Compensation, Nominating and Corporate Governance or Special Committee.

(2)	The amounts in this column represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718.

(3)	Ms. Brown joined the Board of Directors effective April 1, 2017.

Non-Employee Director Reimbursement Practice
We reimburse all directors for reasonable out-of-pocket expenses that they incur in connection with their service as directors.
Additional Information with Respect to Director Equity Awards
The following table summarizes the outstanding equity awards held by our directors other than Norman J. Abdallah as of the end of fiscal 2017:

	Option Awards(1)				Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that have not Vested (#)	Market Value of Shares of Stock that have not Vested ($)
	Exercisable (#)	Unexercisable (#)
David B. Barr	18,000	—	$13.00	7/26/2022
	18,000	—	$21.26	7/26/2023
	—	—	—	—	4121(2)	$63,669
Pauline Brown					4121(2)	$63,669
Ian R. Carter	—	—	—	—	4121(2)	$63,669
Richard L. Davis	18,000	—	$13.00	7/26/2022
	18,000	—	$21.26	7/26/2023
	—	—	—	—	4121(2)	$63,669
William Lamar, Jr.	6,895	—	$20.84	8/5/2024
	—	—	—	—	4121(2)	$63,669
Mark S. Mednansky	100,000	—	$21.26
					11433(3)	$176,640
					4121(2)	$63,669

(1)
All options expire on the date that is the 10-year anniversary of the date of grant and vest in four equal installments on the first, second, third and fourth anniversaries of the grant date, except that Mr. Lamar’s grant vested in full on the one year anniversary of the grant date.

(2)
Represents restricted stock granted under the Company’s 2012 Long-Term Equity Incentive Plan on April 3, 2017. Market value calculated based on the closing price of the last business day in the fiscal year ending on December 26, 2017 of $15.45. These shares of restricted stock vested in full on the one year anniversary of the grant date.

(3)
Represents restricted stock granted under the Company’s 2012 Long-Term Equity Incentive Plan on April 1, 2016 while serving as Chief Executive Officer of Del Frisco's Restaurant Group, Inc. Market value calculated based on the closing price of the last business day in the fiscal year ending on December 26, 2017 of $15.45. These shares of restricted stock vest in four installments on successive anniversaries of the grant date.

Director Independence
The Board of Directors has affirmatively determined that each of Messrs. Barr, Carter, Davis, and Lamar and Ms. Brown is independent under the rules of the Nasdaq Global Select Market, or Nasdaq. Nasdaq’s definition of independence includes a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings involving the Company, which would prevent a director from being independent.
Board Leadership Structure
The Company’s Principles of Corporate Governance provide that the Board shall periodically evaluate and make a determination regarding whether or not to separate the roles of Chairman and Chief Executive Officer based upon the circumstances. Currently, the roles are separate and the Board is led by an independent non-executive Chairman, Mr. Ian Carter. The Board believes that having Mr. Carter serve as Chairman provides significant advantages to the Board, as it allows Mr. Abdallah to focus on the Company’s day-to-day operations, while allowing the Chairman to lead our Board of Directors in its role of providing oversight and advice to management. Our Principles of Corporate Governance, however, provide us with the flexibility to combine these roles in the future, permitting the roles of Chief Executive Officer and Chairman to be filled by the same individual. This provides our Board of Directors with flexibility to determine whether the two roles should be combined in the future based on our Company’s needs and our Board of Directors’ assessment of our leadership structure from time to time.

In addition, pursuant to the Company’s Principles of Corporate Governance, the independent directors may appoint an independent director to serve as the lead independent director.
The Board’s Role in Risk Oversight
The Board of Directors oversees the Company’s risk management process. The Board oversees a Company-wide approach to risk management, designed to enhance stockholder value, support the achievement of strategic objectives and improve long-term organizational performance. The Board determines the appropriate level of risk for the Company generally, assesses the specific risks faced by the Company and reviews the steps taken by management to manage those risks. The Board’s involvement in setting the Company’s business strategy facilitates these assessments and reviews, culminating in the development of a strategy that reflects both the Board’s and management’s consensus as to appropriate levels of risk and the appropriate measures to manage those risks. Pursuant to this structure, risk is assessed throughout the enterprise, focusing on risks arising out of various aspects of the Company’s strategy and the implementation of that strategy, including financial, legal/compliance, operational/strategic, health and safety, and compensation risks. The Board also considers risk when evaluating proposed transactions and other matters presented to the Board, including acquisitions and financial matters.
While the Board maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, the Audit Committee reviews and discusses the Company’s practices with respect to risk assessment and risk management. The Audit Committee also focuses on financial risk, including internal controls, and discusses the Company’s risk profile with the Company’s independent registered public accounting firm. In addition, the Audit Committee oversees the Company’s compliance program with respect to legal and regulatory requirements, including the Company’s codes of conduct and policies and procedures for monitoring compliance and the Company’s policy regarding related party transactions. The Compensation Committee periodically reviews compensation practices and policies to determine whether they encourage excessive risk taking, including an annual review of management’s assessment of the risk associated with the Company’s compensation programs covering its employees, including executives, and discusses the concept of risk as it relates to the Company’s compensation programs. Finally, the Nominating and Corporate Governance Committee manages risks associated with the independence of directors and Board nominees. Management regularly reports on applicable risks to the relevant committee or the Board, as appropriate, including reports on significant Company projects, with additional review or reporting on risks being conducted as needed or as requested by the Board and its committees.
Committees of the Board of Directors
The Board of Directors has established three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of these Committees is governed by a charter adopted by the Board of Directors. These charters establish the missions of the respective Committees as well as Committee membership guidelines. They also define the purpose, duties, and responsibilities of each Committee in relation to the Committee’s role in supporting the Board of Directors and assisting the Board in discharging its duties in supervising and governing the Company. The charters are available on the Company’s website at www.dfrg.com by following the links to “Investor Relations” and “Corporate Governance” or upon written request to the Company, as set forth under “Corporate Governance — Availability of Documents” below.
Audit Committee — The primary responsibilities of the Audit Committee are to oversee the accounting and financial reporting processes of our company as well as our subsidiary companies, and to oversee the internal and external audit processes. The Audit Committee also assists the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information provided to stockholders and others, and the system of internal controls established by management and the Board of Directors. The Audit Committee oversees the independent auditors, including their independence and objectivity. However, the Committee members do not act as professional accountants or auditors, and their functions are not intended to duplicate or substitute for the activities of management and the independent auditors. The Audit Committee is empowered to retain independent legal counsel and other advisors as it deems necessary or appropriate to assist it in fulfilling its responsibilities, and to approve the fees and other retention terms of the advisors.
The Audit Committee is comprised of Messrs. Barr, Davis and Lamar, with Mr. Barr serving as chair. The Board of Directors has determined that each of Messrs. Barr, Davis and Lamar is independent as defined under and required by the federal securities laws and the Nasdaq rules. The Board of Directors has determined that Mr. Barr qualifies as an audit committee financial expert under the federal securities laws and that each member of the Audit Committee has or had the financial sophistication required under Nasdaq rules. The Audit Committee held four meetings in fiscal 2017.
Compensation Committee — The primary responsibility of the Compensation Committee is to periodically review and approve the compensation and other benefits for our employees, officers and independent directors. This includes reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers in light of those goals and objectives, and setting compensation for these officers based on those evaluations. The Compensation Committee also administers and has discretionary authority over the issuance of stock awards under the Company’s 2012 Long-Term Equity Incentive Plan, or the

2012 Plan. The Compensation Committee may delegate authority to review and approve the compensation of our employees to certain of our executive officers, including with respect to awards made under the 2012 Plan. Even where the Compensation Committee does not delegate authority, our executive officers will typically make recommendations to the Compensation Committee regarding compensation to be paid to our employees and the size of grants of stock option, restricted stock and other forms of stock-based compensation.
From December 29, 2015 to November 21, 2016, the Compensation Committee was comprised of Messrs. Abdallah, Carter and Lamar, with Mr. Abdallah serving as chair. From December 28, 2016 through March 31, 2017, the Compensation Committee was comprised of Messrs. Barr, Carter and Lamar, with Mr. Lamar serving as chair. Effective April 1, 2017, Ms. Brown joined the Compensation Committee. The Board has determined that each of Messrs. Barr, Carter and Lamar and Ms. Brown is independent, as defined under and required by the federal securities laws and the Nasdaq rules. The Compensation Committee held three meetings in fiscal 2017.
Compensation Committee Interlocks and Insider Participation — During the last completed fiscal year, Messrs. Barr, Carter and Lamar and Ms. Brown served as members of our Compensation Committee. None of these directors or our executive officers currently serves or has served during the last completed fiscal year, as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board of Directors.
Nominating and Corporate Governance Committee — The Nominating and Corporate Governance Committee oversees all aspects of our corporate governance functions. The Committee makes recommendations to the Board of Directors regarding director candidates and assists the Board of Directors in determining the composition of the Board and its Committees. From December 28, 2016 through March 31, 2017, the Nominating and Corporate Governance Committee was comprised of Messrs. Barr, Davis and Lamar, with Mr. Lamar serving as chair. Effective April 1, 2017, Ms. Brown joined the Nominating and Corporate Governance Committee. The Board has determined that each of Messrs. Barr, Davis and Lamar and Ms. Brown is independent under Nasdaq rules. The Nominating and Corporate Governance Committee held two meetings in fiscal 2017.
Director Nomination Procedures
The Board of Directors believes the Board, as a whole, should possess the requisite combination of skills, professional experience, and diversity of backgrounds to oversee the Company’s business. The Board of Directors also believes there are certain attributes each individual director should possess, as reflected in the Board of Directors’ membership criteria. Accordingly, the Board of Directors and the Nominating and Corporate Governance Committee consider the qualifications of directors and director candidates individually as well as in the broader context of the Board’s overall composition and the Company’s current and future needs. The Nominating and Corporate Governance Committee is responsible for periodically reviewing with the Board on the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. This assessment enables the Board to update the skills and experience it seeks in the Board as a whole, and in individual directors, as the Company’s needs evolve. This assessment takes into consideration all factors deemed relevant by the Nominating and Corporate Governance Committee, including the matters described above. For incumbent directors, the factors also include past performance on the Board of Directors and its committees. Additionally, our bylaws permit stockholders to nominate director candidates for consideration at the annual meeting of stockholders as discussed in greater detail under “Stockholder Proposals” below. The Nominating and Corporate Governance Committee expects to use a similar process to evaluate candidates nominated by stockholders as the one it uses to evaluate candidates it otherwise identifies.
Contacting the Board of Directors
You can contact the Board of Directors to provide comments, to report concerns, or to ask a question, at the following address: Corporate Secretary, Del Frisco’s Restaurant Group, Inc., 2900 Ranch Trail, Irving, TX 75063. You may submit your communication anonymously or confidentially by postal mail. You may also indicate whether you are a stockholder, customer, supplier, or other interested party.
Communications are distributed to the Board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board of Directors has requested that certain items which are unrelated to the duties and responsibilities of the Board should be excluded, such as product complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request.
You may also communicate online with our Board of Directors as a group through our corporate webpage, www.dfrg.com, by following the lines to “Investor Relations,” “Corporate Governance” and “Contact the Board.”

CORPORATE GOVERNANCE
Corporate Governance Guidelines
The Company monitors developments in the area of corporate governance and reviews its processes and procedures in light of such developments. Accordingly, the Company reviews federal laws affecting corporate governance, such as the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act as well as various rules promulgated by the SEC and Nasdaq. The Company believes that it has procedures and practices in place which are designed to enhance and protect the interests of its stockholders.
The Board of Directors has approved Principles of Corporate Governance for the Company. The Principles of Corporate Governance address, among other things:

•	The role of the Board of Directors;

•	The composition of the Board of Directors, including size and membership criteria;

•	Service on other boards and audit committees;

•	Functioning of the Board, including regularly held meetings and executive sessions of independent directors;

•	Structure and functioning of the committees of the Board;

•	Director access to management, employees and advisors;

•	Director compensation;

•	Succession planning; and

•	Board and committee performance evaluations.
Codes of Ethics
In addition to the Principles of Corporate Governance, the Board of Directors has adopted a Code of Ethics and Business Conduct. The Code of Ethics, along with the Principles of Corporate Governance, serves as the foundation for the Company’s system of corporate governance. It provides guidance for maintaining ethical behavior, requires that directors and employees comply with applicable laws and regulations, prohibits conflicts of interest, and provides mechanisms for reporting violations of the Company’s policies and procedures.
In the event the Company makes any amendment to, or grants any waiver from, a provision of the Code of Ethics that applies to the principal executive officer, principal financial officer, or principal accounting officer that requires disclosure under applicable SEC or Nasdaq rules, the Company will disclose such amendment or waiver and the reasons therefore within four business days of such event on its website at www.dfrg.com.
Availability of Documents
The full text of the Principles of Corporate Governance, the Code of Ethics and Business Conduct, the Charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee as well as the Company’s SEC filings are accessible by following the links to “Investor Relations” and “Corporate Governance” on the Company’s website at www.dfrg.com. The Company will furnish without charge a copy of the foregoing to any person making such a request in writing and stating that he or she is a beneficial owner of common stock of the Company. Requests should be addressed to: Del Frisco’s Restaurant Group, Inc., 2900 Ranch Trail, Irving, TX 75063, Attention: Investor Relations.

AUDIT COMMITTEE MATTERS
Report of the Audit Committee
The Audit Committee hereby reports as follows:

1.
Management has primary responsibility for the accuracy and fairness of the Company’s consolidated financial statements as well as the processes employed to prepare the consolidated financial statements, and the system of internal control over financial reporting.

2.
The Audit Committee represents the Board of Directors in discharging its responsibilities relating to the Company’s accounting, financial reporting, financial practices and system of internal controls. As part of its oversight role, the Audit Committee has reviewed and discussed with Company’s management the Company’s audited consolidated financial statements included in its 2017 Annual Report on Form 10-K.

3.
The Audit Committee has discussed with the Company’s independent registered public accounting firm, KPMG, the overall scope of and plans for its audit. The Audit Committee has met with KPMG, with and without management present, to discuss the Company’s financial reporting processes and system of internal control over financial reporting in addition to those matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, or the PCAOB.

4.
The Audit Committee has received the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with KPMG their independence.

5.
Based on the review and discussions referred to in paragraphs (1) through (4) above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 26, 2017 for filing with the SEC.

David B. Barr, Chair
Richard L. Davis
William Lamar, Jr.

Audit Fees
Set forth below are the fees billed to the Company by its independent registered public accounting firm, KPMG, for the fiscal periods indicated.

	2017	2016
Audit fees	$811,250	$515,250
Total	$811,250	$515,250
Audit Fees — Consist of fees for professional services provided in connection with the annual audit of the Company’s consolidated financial statements; the reviews of the Company’s quarterly results of operations and reports on Form 10-Q; and the services that an independent auditor would customarily provide in connection with audits of the Company’s subsidiaries, other regulatory filings, and similar engagements for each fiscal year shown, such as attest services, consents, and reviews of documents filed with the SEC.
Pre-Approval Policies and Procedures
In connection with our initial public offering, the Board of Directors adopted a written policy for the pre-approval of certain audit and non-audit services which the Company’s independent registered public accounting firm provides. The policy balances the need to ensure the independence of the Company’s independent registered public accounting firm while recognizing that in certain situations the Company’s independent registered public accounting firm may possess both the technical expertise and knowledge of the Company to best advise the Company on issues and matters in addition to accounting and auditing. In general, the Company’s independent registered public accounting firm cannot be engaged to provide any audit or non-audit services unless the engagement is pre-approved by the Audit Committee in compliance with the Sarbanes-Oxley Act of 2002. Certain basic services may also be pre-approved by the Chairman of the Audit Committee under the policy. However, any service that is not specifically pre-approved under the policy must be specifically pre-approved by the Audit Committee if it is to be provided by the independent registered public accounting firm. All of the fees identified in the table above were approved in accordance with SEC requirements and pursuant to the policies and procedures described above.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis details our compensation policies and programs for our Chief Executive Officer, our Chief Financial Officer, our three next most highly paid executive officers during fiscal year 2017, and our former Chief Financial Officer. We refer to this group of executive officers as our Named Executive Officers or NEOs. For fiscal year 2017, our NEOs were:

•	Norman J Abdallah, President and Chief Executive Officer;

•	Neil H. Thomson, Chief Financial Officer;

•	Scott C. Smith, President, Sullivan’s;

•	Ray D. Risley, President, Del Frisco’s Double Eagle;

•	William S. Martens, Executive Vice President, Chief Development Officer; and

•	Thomas J. Pennison, Jr., Former Chief Financial Officer (terminated employment with the Company effective as of May 31, 2017).
The Company directly employs Mr. Abdallah, Mr. Thomson, Mr. Smith and Mr. Risley. All of our other corporate-level employees, including Mr. Martens and Mr. Pennison, are or were employed and compensated by Center Cut Hospitality, Inc. (CCH) or DFRG Management, LLC, direct, wholly-owned subsidiaries of the Company. Nevertheless, our Board of Directors has retained final oversight and responsibility with respect to the compensation provided to the employees of our subsidiaries and our Compensation Committee, or the Committee as used in this Executive Compensation section, oversees and approves the compensation of all of our executive officers.
Compensation Philosophy and Compensation Setting Process
Compensation Program Objectives and Elements
Our executive compensation program is designed to attract and retain talented individuals who can drive our success, motivate our executive officers to achieve our short-term and long-term financial and operational objectives, reward the achievement of such objectives, and align stockholder and management interests. In order to achieve these objectives, we establish compensation levels and elements that are competitive within the market in which compete for talent, provide balanced incentives that encourage executives to achieve our goals without taking excessive risks, and grant a significant portion of overall compensation opportunities in the form of incentive based or equity arrangements.
During 2017, our executive compensation program included the following elements:

Element	Description	Objective
Base Salary	Fixed level of annual cash compensation	Provides a competitive level of base pay designed to attract and retain qualified executives
Annual Cash Incentives	Annual performance-based cash incentive payable in connection with the attainment of specified short-term financial performance objectives	Motivates executives to achieve short-term Company goals and rewards strong individual performance
Long-Term Equity Incentives
Grants of both time-based restricted stock units that vest in one-third increments on each of the first three anniversaries of the date of grant and performance-based restricted stock units that vest in full following the completion of a three-year performance period subject to the achievement of performance criteria tied to the Company’s stock price and return on invested capital
Motivates executives to achieve long-term Company goals; Aligns executive and stockholder interests; Promotes retention during vesting period
Other Benefits and Perquisites	Participation in welfare and retirement benefit programs consistent with those offered by other companies in our industry and limited automobile allowances	Provides competitive benefits and limited perquisites to attract and retain executives.

For 2017, over 79% of our Chief Executive Officer’s target total direct compensation (i.e., base salary, target cash incentive opportunity, and time- and performance-based restricted stock unit grants) was at risk.

Independent Compensation Consultant
The Committee retained the services of Aon Hewitt, an independent compensation consultant, in determining 2017 compensation for our Named Executive Officers. The compensation consultant advises the Committee regarding various components of executive compensation. For 2017, the Committee provided advice on the market competitiveness of compensation for our Named Executive Officers with regard to their respective base salaries, target total annual compensation (base salary and target annual cash incentives), and target total direct compensation (base salary, target annual cash incentives, and target long-term equity incentive awards). In accordance with Nasdaq rules, the Committee has considered the factors set forth under Exchange Act Rule 10C-1(b)(4) and other relevant factors and has determined that the compensation consultant’s work for the Committee has not raised any conflicts of interest.
Role of Chief Executive Officer
Mr. Abdallah annually evaluates the performance of each of the other Named Executive Officers and provides recommendations to the Committee on compensation levels for such officers. The Committee, however, retains final discretion to approve the compensation payable to each Named Executive Officer.
Peer Group
Based on guidance and input from the compensation consultant, we selected a peer group against which to analyze the compensation of our Named Executive Officers for 2017. The peer group was selected primarily to reflect our size (assumed revenue of $350 million) and industry. Our peer group was comprised of the following 13 companies, which we refer to as the Peer Group in this Proxy Statement:

● Darden Restaurants	● Bloomin’ Brands	● Brinker International
● Cheesecake Factory	● Buffalo Wild Wings	● Texas Roadhouse
● BJ’s Restaurants	● Dave & Busters Entertainment	● Kona Grill
● Bravo Brio Restaurant Group	● Ruth’s Hospitality Group	● Chuy’s Holdings
● Dine Brands Global (formerly DineEquity)
Although the Committee does not benchmark any specific level of compensation, the Committee considers market data compiled by the compensation consultant for this peer group when establishing compensation elements and overall compensation levels.

Elements of Compensation
Base Salary
The Company’s Chief Executive Officer annually reviews the base salary levels of the Company’s other Named Executive Officers and recommends any increases to the Committee for consideration an approval. The Committee annually reviews the Chief Executive Officer’s performance and approves any changes to his base salary level. In connection with his promotion to President, Del Frisco’s Double Eagle in January of 2017, and after consideration of market base salary levels among the Peer Group, Mr. Abdallah recommended and the Committee approved an increase in Mr. Risley’s base salary level to $250,000. In connection with his promotion to Executive Vice President and Chief Development Officer in October of 2017, and after consideration of market base salary levels among the Peer Group, Mr. Abdallah recommended and the Committee approved an increase in Mr. Marten’s base salary level to $275,000. Mr. Smith’s base salary was originally set at $250,000 per year when he was hired by the Company in January of 2017 and was increased to $300,000 per year from approval of guaranteed bonus of $50,000. These increases were intended to reflect the increased scope of each executive’s responsibilities in his new role and bring base salary levels more in line with the market median. Base salary increases are not guaranteed each year, and none of the other Named Executive Officers received an increase in base salary for 2017.

Named Executive Officer	2016 Annual Base Salary(1)	2017 Annual Base Salary(1)	Percentage Change
Norman J. Abdallah	$600,000	$600,000	—
Neil Thomson	—	$350,000	—
Scott C. Smith	—	$300,000	(2)
Ray D. Risley	$230,000	$250,000	8.7%
William S. Martens	$225,000	$275,000	22.2%
Thomas J. Pennison, Jr.	$300,000	$300,000	—

(1)	Reflects annualized salary level as in effect on the last day of applicable fiscal year, or for Mr. Pennison, as in effect on his last day of employment.

(2)	Mr. Smith received a 20% increase in his base salary level as originally established in January of 2017 as discussed above.
 Annual Cash Incentives; 2017 Bonus Payments
We maintain an annual cash incentive bonus program in which certain corporate-level employees of the Company and its subsidiaries, including CCH, participate. Under this program, all participants, including our Named Executive Officers, are eligible to receive an annual performance-based bonus equal to a target percentage of their respective annual salaries, based upon their corresponding level of individual responsibility within the organization. Whether an individual’s target is achieved depends upon whether various financial performance metrics tied to each individual’s responsibilities are satisfied. The Chief Executive Officer then recommends bonus amounts for each individual’s target bonus (other than his own) based upon such individual’s overall performance and contributions over the prior year as defined in the 2017 Restaurant Support Center Bonus Plan. The Chief Executive Officer’s recommendations are reviewed by the Compensation Committee, which retains final discretion in determining the amount of any bonuses actually paid.
Each Named Executive Officer’s employment agreement specifies a target annual incentive plan bonus as a designated percentage of his annual base salary. Such agreements, other than Mr. Martens, also specify threshold and maximum bonus levels at 50% and 200%, respectively, of the applicable target bonus amount. For 2017, the Committee considered each executive’s role and responsibilities for the year/competitive market data for the peer group and set target annual incentive plan bonuses for each of the Named Executive Officers as follows:

Named Executive Officer	Target Bonus (as Percentage of Base Salary)	Target Bonus ($)
Norman J. Abdallah	100%	600,000
Neil Thomson	50%	175,000
Scott C. Smith	50%	143,132
Ray D. Risley	50%	125,000
William S. Martens	50%	137,500
Thomas J. Pennison, Jr.	50%	150,000
The Committee determines performance metrics and their associated weightings for each executive based on such executive’s areas of primary responsibility and ability to influence the Company’s financial results. For 2017, applicable performance measures and weightings for each executive were as follows:

Named Executive Officer	Adjusted Earnings Per Share(1)	Restaurant Level EBITDA(2)	Company Comparable Sales(3)	Brand Level EBITDA(4)
Norman J. Abdallah	50%	25%	25%	—%
Neil Thomson	50%	25%	25%	—%
Scott C. Smith	8 1/3%	8 1/3%	8 1/3%	75%
Ray D. Risley	8 1/3%	8 1/3%	8 1/3%	75%
William S. Martens	50%	25%	25%	—%
Thomas J. Pennison, Jr.	50%	25%	25%	—%

(1)
Adjusted earnings per share is a non-GAAP measure calculated as our adjusted net income (loss) divided by the weighted average number of shares of our common stock outstanding. Adjusted net income (loss) represents GAAP net income (loss) plus the sum of GAAP income tax expense (benefit), lease termination and closing costs, consulting project costs, reorganization severance, non-recurring legal expenses, easement clearance, donations, non-recurring restaurant expenses, impairment charges and change in estimate for gift card breakage minus income tax expense (benefit) at an effective tax rate of 23% during 2017.

(2)
Restaurant-level EBITDA is calculated by adding back to operating income (loss), depreciation and amortization, pre-opening costs, general and administrative costs, donations, consulting project costs, reorganization severance, lease termination and closing costs, and insurance settlement proceeds.

(3)
We consider a restaurant to be comparable during the first full fiscal quarter following the eighteenth month of operations. Changes in comparable restaurant sales reflect changes in sales for the comparable group of restaurants over a specified period of time. Changes in comparable sales reflect changes in customer count trends as well as changes in average check.

(4)	Brand Level EBITDA is calculated similarly to Restaurant Level EBITDA for each of the Double Eagle, Grille and the Sullivan’s concepts, as applicable.
Threshold, target, and maximum goals were set at levels intended to motivate our Named Executive Officers to achieve key Company financial objectives. The Brand Level EBITDA targets are not disclosed below, but were set at levels that were intended to be rigorous, yet achievable. In early 2018, the Committee assessed the achievement of the performance metrics for 2017.

Metric	Threshold	Target	Maximum	Actual
Adjusted EPS	$0.76	$0.84	(1)	$0.75
Restaurant Level EBITDA	$76.3M	$77.3M	—	$73.0M
Company Comparable Sales (2017 FY compared to 2016 FY)	(0.5)%	0.5%	—%	(2.0)%

(1)	For every penny above the targeted Adjusted EPS, the executive could earn an additional 10% of the target bonus amount, up to a maximum of 200% the target bonus amount.

Although we did not achieve our rigorous financial targets for 2017, and our Named Executive Officers earned no payouts under our cash incentive bonus program, in recognition of the achievement of our Restaurant Support Center annual initiatives for the year, the Committee approved final 2017 annual bonuses for each of our Named Executive Officers as follows:

Named Executive Officers	Bonus Paid
Norman J. Abdallah	$150,000
Neil Thomson	$26,130
Scott C. Smith	$62,500
Ray D. Risley	$31,250
William S. Martens	$29,546
Thomas J. Pennison, Jr.	—	(1)

(1)	Mr. Pennison was not awarded any annual cash incentive for 2017 in light of his resignation of employment.
In connection with his entry into an amended employment agreement in October of 2017, Mr. Martens also received a $100,000 one-time bonus, which amount is subject to full repayment in the event that Mr. Martens terminated his employment for any reason prior to October 4, 2019.
Long-Term Equity Incentive Plan Awards
During 2017, each of the Named Executive Officers received an award of both time- and performance-based restricted stock units, as outlined in the table below.

Named Executive Officers	Time-Based RSUs	Performance-Based RSUs	Targeted Approximate Value
Norman J. Abdallah	50,000	50,000	$1,715,000
Neil Thomson	16,224	16,224	$550,000
Scott C. Smith	7,288	7,289	$250,000
Ray D. Risley	7,288	7,289	$250,000
William S. Martens	3,645	3,644	$125,000
Thomas J. Pennison, Jr.*	16,035	16,035	$550,000

*	Mr. Pennison forfeited these equity awards in connection with his resignation of employment in May of 2017.
All of the equity awards were granted on March 10, 2017, in connection with the Committee’s review of our 2016 performance with the exception of Mr. Thomson’s, which was granted on May 22, 2017, the date that he commenced employment with the Company. Each of Mr. Abdallah’s and Mr. Thomson’s equity awards were granted pursuant to the terms of their employment agreements.
For 2017, the Committee determined to award approximately 50% of the targeted grant date fair value of the awards in the form of time-based restricted stock units that vest in one-third increments on each of the first three anniversaries of the date of grant.
The remaining portion of the targeted grant date fair value of the awards was granted in the form of performance-based restricted stock units that vest in full on the third anniversary of the date of grant subject to the achievement of a three-year Company stock price target (weighted 50%) and a three-year return on invested capital target (weighted 50%). The Company stock price target was set as the achievement of a 30-day moving average Company common stock price of $19.93 thirty days prior to the third anniversary of the grant date or as otherwise determined by the Committee. The return on invested capital target was set as the achievement of a 28% return on invested capital on a pre-tax basis of all restaurants opened in 2016, 2017 and 2018 (on a third year pro forma basis). Return on invested capital is defined as EBITDA as a percentage of the sum of total buildout, furniture, fixtures & equipment (FF&E) and preopening costs, net of tenant allowances.

Other Compensation and Benefits
We provide limited perquisites and other benefits to our executives. The Company offers two retirement benefit plans to executives, a qualified 401(k) plan and a nonqualified deferred compensation plan. Under these plans, employees who meet minimum service requirements and elect to participate may make contributions of up to 15% of their eligible compensation under the 401(k) plan subject to IRS limitations. The Company has discretion to make additional contributions to the 401(k) plan. Named Executive Officers eligible to participate in the nonqualified deferred compensation plan are not eligible to participate in the 401(k) plan. Participants in the nonqualified deferred compensation plan may contribute up to 80% of their base salary and bonuses to such plan. For 2017, the Company provided a matching contribution to the nonqualified deferred compensation plan equal to twenty-five cents ($0.25) for each dollar ($1) of the first 20% of the participant’s contributions to the plan for the year.  For more information on the nonqualified plan, see “Nonqualified Deferred Compensation” below.
The Company also offers employees a range of welfare benefits including medical, dental, vision and life insurance. Management level employees at the director level and above, including each of our Named Executive Officers, receive Company-paid medical benefits for themselves and their dependents. Our Named Executive Officers also each receive a monthly automobile allowance in accordance with the terms of their employment agreements.
Employment Agreements
Each of our Named Executive Officers has an employment agreement. For additional information on the severance provisions included in each such agreement, see “Potential Payments upon Termination or Change in Control” below.
Mr. Abdallah - Pursuant to a November 21, 2016 employment agreement entered into between the Company and Mr. Abdallah, Mr. Abdallah’s annual base salary is set at $600,000. This salary is subject to review by the Board of Directors annually in the first quarter of each year and may be increased at the Board’s discretion. In addition, pursuant to his employment agreement, Mr. Abdallah is entitled to participate in all bonus compensation plans that the Company may offer, in accordance with the terms of any such plans and on a level commensurate with his position; provided that such plan shall provide for threshold and maximum payments of 50% and 200% of Executive’s Target Bonus. The target level for his annual bonus is 100% of his annual salary. Mr. Abdallah’s employment agreement also provides for certain perquisites, including a monthly automobile allowance.
Mr. Thomson - Pursuant to a May 5, 2017 employment agreement entered into between the Company and Mr. Thomson, Mr. Thomson’s annual base salary is set at $350,000. This salary is subject to periodic review and evaluation by the Chief Executive Officer. In addition, pursuant to his employment agreement, Mr. Thomson is entitled to participate in all bonus compensation plans that the Company may offer, in accordance with the terms of any such plans and on a level commensurate with his position; provided that such plan shall provide for threshold and maximum payments of 50% and 200% of his target bonus. The target level for his annual bonus is 50% of his annual salary. Mr. Thomson’s employment agreement also provided for his 2017 equity awards, which are described further under the heading “Long-Term Equity Incentive Plan Awards” above, and provides for certain perquisites, including a monthly automobile allowance.
Mr. Smith - Pursuant to a January 9, 2017 employment agreement entered into between the Company and Mr. Smith, Mr. Smith’s annual base salary is set at $250,000. This salary is subject to periodic review and evaluation by the Chief Executive Officer and was increased in July of 2017 to $300,000. In addition, pursuant to his employment agreement, Mr. Smith is entitled to participate in all bonus compensation plans that the Company may offer, in accordance with the terms of any such plans and on a level commensurate with his position; provided that such plan shall provide for threshold and maximum payments of 50% and 200% of his target bonus. The target level for his annual bonus is 50% of his annual salary. Mr. Smith’s employment agreement also provides for certain perquisites, including a monthly automobile allowance.
Mr. Risley - Effective January 4, 2017, Mr. Risley and the Company entered into an employment agreement. Under this agreement, Mr. Risley’s base salary level was increased to $250,000 as described above. Mr. Risley is also entitled to participate in all bonus compensation plans that the Company may offer, in accordance with the terms of any such plans and on a level commensurate with his position; provided that such plan shall provide for threshold and maximum payments of 50% and 200% of his target bonus. The target level for his annual bonus is 50% of his annual salary. Mr. Risley’s employment agreement also provides for certain perquisites, including a monthly automobile allowance.
Mr. Martens - Effective January 25, 2012, Mr. Martens and CCH entered into an employment agreement. Under this agreement, Mr. Martens was entitled to an annual base salary of $181,000 per year and to participate in all bonus compensation and stock plans which are specifically applicable to his position. DFRG Management, LLC and Mr. Martens entered into an Amended Employment Agreement effective as of October 4, 2017, which provides for a base salary of $275,000 per year and a target annual bonus of 50% of his base salary level. This amended employment agreement also provided for a one-time bonus of $100,000, which amount is subject to full repayment in the event that Mr. Martens terminates his employment prior to October 4, 2019. Mr. Marten’s amended employment agreement also provided that he was to receive a $125,000 equity award in connection with his promotion to Executive Vice President and Chief Development Officer, which grant was made in April of 2018, and certain perquisites, including a monthly automobile allowance.
Mr. Pennison - On October 17, 2011, Mr. Pennison entered into an employment agreement to serve as the Company’s Chief Financial Officer. Pursuant to this employment agreement, Mr. Pennison was entitled to a base salary of $250,000, which was most recently increased to $300,000 as described above. In addition, pursuant to this employment agreement, Mr. Pennison was entitled to participate in the Company’s annual incentive plan, with a potential target bonus level set at 50% of his annual base salary. For 2017, Mr. Pennison’s target bonus level was set at 50% of his annual base salary; however, in connection with his termination of employment Mr. Pennison forfeited his annual bonus for 2017. Mr. Pennison was also entitled to certain other benefits, including Company-paid life and health insurance benefits and an automobile allowance.
On May 5, 2017, Mr. Pennison entered into a Separation Agreement and General Release and resigned from his position with the Company. He terminated employment with the Company effective as of May 31, 2017. This resignation was treated as a resignation for Good Reason under his employment agreement and he received severance payments as outlined in the Separation Agreement and General Release and described further under “Potential Payments upon Termination or Change in Control.”
Other Compensation Considerations
Under our Company’s policies, executive officers are prohibited from purchasing any financial instrument that is designed to hedge or offset any decrease in the market value of our Company’s stock as well as from pledging Company securities, including by purchasing Company securities on margin or holding Company securities in a margin account.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included herein with management, and based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee
Ian R. Carter
Pauline J. Brown
David B. Barr
William Lamar, Jr.

Summary Compensation Table
The following table sets forth information regarding compensation earned by our Named Executive Officers and paid by the Company or CCH, as applicable, during the fiscal years presented:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Norman J. Abdallah	2017	600,000	150,000	1,715,000	—	32,671	2,497,671
President and Chief Executive Officer	2016	62,308	—	1,796,000	—	320,944	2,179,252
Neil H. Thomson	2017	211,346	26,130	549,994	—	11,661	799,131
Chief Financial Officer	2016	—	—	—	—	—	—
Scott C. Smith	2017	263,461	62,500	249,995	—	22,811	598,767
President, Sullivan’s							—
Ray D. Risley	2017	250,000	31,250	249,995	—	23,825	555,070
President, Del Frisco’s Double Eagle Steak House	2016	230,000	—	60,000	—	26,480	316,480
William S. Martens	2017	227,019	129,546	125,007	—	40,012	521,584
Executive Vice President, Chief Development Officer							—
Thomas J. Pennison, Jr.	2017	126,923	—	550,000	—	190,242	867,165
Former Chief Financial Officer	2016	300,000	—	300,000	—	39,202	639,202
	2015	296,154	—	500,000	—	51,224	847,378

(1)
The amounts in this column reflect the aggregate grant date fair value of grants of time- and performance-based restricted stock units computed in accordance with Financial Accounting Standards Board ASC Topic 718. See note 14 in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 26, 2017. Performance-based RSUs are shown assuming target level attainment of applicable performance goals, which is also the maximum performance level that may be achieved under the awards.

(2)	Individual breakdowns of amounts included in “All Other Compensation” for the fiscal year ended December 26, 2017 are as follows:

Name	Company Matching Contributions to Deferred Compensation Plan ($)	Health and Life Insurance Premiums ($)	Car Allowance ($)	Separation Payments ($)		Total All Other Compensation ($)
Norman J. Abdallah	11,250	8,036	13,385			32,671
Neil Thomson	1,307	3,431	6,923			11,661
Scott C. Smith	—	11,272	11,539			22,811
Ray D. Risley	—	11,825	12,000			23,825
William S. Martens	15,347	12,215	12,450			40,012
Thomas J. Pennison, Jr.	6,851	5,237	5,077	173,077	(a)	190,242

(a)	For more information on these separation payments, see “Potential Payments Upon Termination” below.

Grants of Plan Based Awards
The following table sets forth information with respect to (1) the annual cash incentive bonus opportunities awarded to each NEO for 2017, and (2) the equity plan awards granted to each NEO under our 2017 Stock Incentive Plan.

Name	Grant Date	Estimated Future Payments under Non-Equity Incentive Plan Awards(1)			Estimated Future Payments under Equity Incentive Plan Awards(2)		All Other Stock Awards: Number of Shares or Stock or Units(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)
Norman J. Abdallah		300,000	600,000	1,200,000
	3/10/2017				25,000	50,000		857,500
	3/10/2017						50,000	857,500
Neil Thomson		87,500	175,000	350,000
	5/22/2017				8,112	16,224		274,997
	5/22/2017						16,224	274,997
Scott C. Smith		71,566	143,132	286,264
	3/10/2017				3,644	7,289		125,006
	3/10/2017						7,288	124,989
Ray D. Risley		62,500	125,000	250,000
	3/10/2017				3,644	7,289		125,006
	3/10/2017						7,288	124,989
William S. Martens		68,750	137,500	275,000
	3/10/2017				1,822	3,644		62,495
	3/10/2017						3,645	62,512
Thomas J. Pennison, Jr.(5)		75,000	150,000	300,000
	3/10/2017				8,018	16,035		275,000
	3/10/2017						16,035	275,000

(1)	Amounts in these columns reflect potential bonus payments under our annual cash incentive plan. No payouts were actually earned under our annual cash incentive bonus program for 2017.

(2)
Amounts in these columns reflect performance-based restricted stock units granted to the NEO that may vest in full on the third anniversary of the date of grant based on the achievement of certain performance criteria described above under “Long-Term Equity Incentive Plan Awards.”

(3)	Amounts in this column reflects time-based restricted stock units granted to the NEOs that vest annually in installments on the first three anniversaries of the grant date.

(4)
Amounts in this columns reflect the aggregate grant date fair value of the applicable equity awards computed in accordance with Financial Accounting Standards Board ASC Topic 718. See note 14 in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 26, 2017.

(5)	Mr. Pennison forfeited all awards shown in this table in connection with his resignation of employment.
Outstanding Equity Awards at 2017 Fiscal Year-End
The following table sets forth information concerning outstanding equity awards for each of our Named Executive Officers as of December 26, 2017. The market value of outstanding stock awards was calculated based on the closing price on December 26, 2017 of $15.45.
Mr. Pennison held no outstanding equity awards as of December 26, 2017.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexerciseable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Norman J. Abdallah	9,000	—		13.00	7/26/2022
	18,000	—		21.26	7/26/2023
									200,000	(1)	3,090,000
						50,000	(2)	772,500
									50,000	(3)	772,500
Neil Thomson						16,224	(2)	250,661
									16,224	(3)	250,661
Scott C. Smith						7,288	(2)	112,600
									7,289	(3)	112,615
Ray D. Risley	12,000	—		13.00	7/26/2022
	2,250	750	(4)	20.84	8/5/2024
	18,000	—		21.26	7/26/2023
						2,124	(2)	32,816
						2,679	(6)	41,391
						7,288	(2)	112,600
									7,289	(3)	112,615
William S. Martens	15,000	—		13.00	7/26/2022
	18,000	—		21.26	7/26/2023
						1,478	(5)	22,835
						1,713	(7)	26,466
						3,645	(2)	56,315
									3,644	(3)	56,300

(1)
The vesting of this entire award is subject to the Company’s stock price reaching $28.00 per share for five consecutive days and is subject to post vesting holding periods, provided that 50% of the award is subject to earlier vesting in the event of a change of control.

(2)
These time-based restricted stock units vest in one-third increments on each of the first three anniversaries of the date of grant of March 10, 2017 (or May 22, 2017 with regard to Mr. Thomson’s award).

(3)
These performance-based restricted stock units that vest in full on the third anniversary of the date of grant following the completion of a three-year performance period based on the achievement of Company stock price and return on invested capital targets. For more information on these targets, see “Elements of Compensation -- Long-Term Equity Incentive Plan Awards” above.

(4)	Remaining unvested options vest on August 5, 2018.

(5)	Remaining shares of restricted stock vest in two equal installments on the third and fourth anniversaries of April 1, 2015, the grant date.

(6)	Remaining shares of restricted stock vest in three equal installments on the second, third and fourth anniversaries of March 10, 2016, the grant date.

(7)	Remaining shares of restricted stock vest in three equal installments on the second, third and fourth anniversaries of April 1, 2016, the grant date.
Option Exercises and Stock Vested
The following table shows the number of shares acquired upon exercise of stock options and vesting of restricted stock units and/or restricted shares for each of our Named Executive Officers during the year ended December 26, 2017:

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Norman J. Abdallah	—	—	4,573	82,543
Neil Thomson	—	—	—	—
Scott C. Smith	—	—	—	—
Ray D. Risley	—	—	1,957	34,518
William S. Martens	—	—	1,313	23,700
Thomas J. Pennison, Jr.	70,000	79,331	5,367	96,874
Nonqualified Deferred Compensation
CCH maintains the Del Frisco’s Restaurant Group Nonqualified Deferred Compensation Plan under which a select group of highly compensated management employees, generally employees who are at the level of district manager or above, may elect to defer a portion of their annual compensation, including base pay and/or bonuses. Employees who are eligible to participate in this plan are not eligible to participate in the Del Frisco’s Restaurant Group 401(k) Plan. The benefits under the deferred compensation plan are unfunded and evidenced by an account entry credited with the amount deferred each year plus earnings. However, all contributions by the employee and matching contributions by CCH are contributable to a grantor trust, which is invested in certain insurance policies. These assets, although not required by the plan, are segregated to pay benefits to the plan participants. In the event of CCH’s bankruptcy, these assets will be subject to the claims of CCH’s creditors.
Each year, plan participants elect a percentage of pay they wish to defer for the following year. Additionally, CCH makes a matching contribution of up to 50% of a participant’s deferrals (although such contributions in 2017 were only 25%), up to the first 20% of a participant’s annual pay contributed to the plan. This matching contribution is also credited to a participant’s account under the plan. Matching contributions vest at a rate of 25% per year over four years. Participants may, consistent with applicable procedures, allocate the amount of deferral and Company contributions credited to their account to or between deemed investment alternatives offered by the plan for purposes of determining earnings on a participant’s account. The plan, however, has no obligation to actually invest any amounts in a participant’s account in these investment alternatives. Generally, a participant’s account balance will be distributed upon death, termination of employment, retirement or on a fixed date, subject to certain limitations. In addition, and in the sole discretion of the plan administration committee, a participant may receive a distribution of all or a portion of his or her account balance in the event of an unforeseen emergency. Each of our Named Executive Officers, with the exception of Mr. Smith, participated in the Nonqualified Deferred Compensation Plan in 2017.
The following table shows the contributions, earnings and account balances for the Named Executive Officers under the Del Frisco’s Restaurant Group Nonqualified Deferred Compensation Plan for the 2017 fiscal year.

Name	Executive contributions in last FY(1) ($)	Registrant contributions in last FY(2) ($)	Aggregate earnings in last FY ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE(3) ($)
Norman J. Abdallah	45,000	11,250	4,878	—	61,128
Neil Thomson	20,904	1,307	420	—	22,631
Ray D. Risley	—	—	19,702	—	149,860
William S. Martens	67,867	15,347	33,673	—	378,780
Thomas J. Pennison, Jr.	27,404	6,851	70,518	—	462,827

(1)	Amounts are also reflected in the “Salary” and/or “Bonus” columns of the Summary Compensation Table for 2017.

(2)	Amounts are also reflected in the “All Other Compensation” column of the Summary Compensation Table for 2017.

(3)	A portion of these amounts was previously reported in the Summary Compensation Table for Messrs. Risley, Martens, and Pennison in prior years.
Severance and Change of Control Arrangements
During fiscal 2017, each of the Named Executive Officers was eligible for severance benefits under certain termination scenarios, as described below. In addition, the vesting of outstanding equity awards may be accelerated in connection with certain terminations, as determined by the administrator of our 2012 Long-Term Incentive Plan.

Mr. Abdallah - Under Mr. Abdallah’s November 21, 2016 employment agreement, upon a termination without Cause or a resignation for Good Reason, not as a result of death or disability and that occurs not in connection with a Change in Control, each as defined in his employment agreement, subject to his execution and nonrevocation of a release agreement, Mr. Abdallah is entitled to continue to receive his base monthly salary plus a monthly amount equal to one-twelfth of his target annual bonus, in each case, in effect at the time of his termination, for a period of 18 months, and payment of his medical premiums for 18 months for the medical coverage that was in effect immediately prior to such termination. Additionally, Mr. Abdallah will receive additional vesting credit of 18 months for any equity incentive awards outstanding on the date of termination. Upon a termination without Cause or a resignation for Good Reason, not as a result of death or disability, that occurs during the two-year period after a Change in Control or by the Company without Cause prior to a Change in Control but at the request of a third party or otherwise in anticipation of a Change in Control, Mr. Abdallah will receive a cash severance payment equal to two times the sum of his base salary plus target bonus payable in a lump sum, 24 months of additional vesting credit for any equity incentive awards outstanding on the date of termination (with all performance-based awards vesting at the end of the applicable performance period to the extent the applicable performance targets with respect to any performance goal tied to total stockholder return were achieved and without regard to any other performance-based vesting criteria, which other criteria shall be deemed satisfied at the same level that the total stockholder return criteria is achieved) and payment of his medical premiums for 24 months for the medical coverage that was in effect immediately prior to such termination. Upon a termination as a result of death or disability, the Company will pay Mr. Abdallah (or his estate) his base salary, target annual bonus, vesting of equity incentive awards and maintain in full force and effect at its own cost medical insurance for Mr. Abdullah’s and spouse, for a period of months (18) months from the date of his death or disability to the extent it was in effect at the time of his death or disability and provided such shall be consistent with then governing law.
Neil Thomson - Under Mr. Thomson’s November 21, 2016 employment agreement, upon a termination without Cause or a resignation for Good Reason, not as a result of death or disability and that occurs not in connection with a Change in Control, each as defined in his employment agreement, subject to his execution and nonrevocation of a release agreement, Mr. Thomson is entitled to continue to receive his base monthly salary, as in effect at the time of his termination, for a period of six months, payment of his and his family’s medical premiums for six months, and payment of any unpaid bonus for the prior fiscal year.
Upon a termination without Cause or a resignation for Good Reason, not as a result of death or disability, that occurs during the six-month period after a Change in Control or by the Company without Cause prior to a Change in Control but at the request of a third party or otherwise in anticipation of a Change in Control, subject to his execution and nonrevocation of a release agreement, Mr. Thomson is entitled to continue to receive his base monthly salary, as in effect at the time of his termination, for a period of twelve months, payment of his and his family’s medical premiums for twelve months, and payment of any unpaid bonus for the prior fiscal year.
Upon a termination as a result of death or disability, the Company will pay Mr. Thomson (or his estate) his base salary and maintain in full force and effect at its own cost medical insurance for Mr. Thomson’s spouse and children, for a period of six (6) months from the date of his death or disability to the extent it was in effect at the time of his death or disability and provided such shall be consistent with then governing law.
Scott. C. Smith - Under Mr. Smith’s January 9, 2017, employment agreement, upon a termination without Cause or a resignation for Good Reason, not as a result of death or disability and that occurs not in connection with a Change of Control, each as defined in his employment agreement, subject to his execution and nonrevocation of a severance and release agreement, Mr. Smith is entitled to continue to receive his base monthly salary, as in effect at the time of his termination, for a period of six months and payment of his and his family’s medical premiums for six months.
Upon a termination without Cause or a resignation for Good Reason, not as a result of death or disability, that occurs during the six-month period after a Change of Control or by the Company without Cause prior to a Change of Control but at the request of a third party or otherwise in anticipation of a Change of Control, subject to his execution and nonrevocation of a severance and release agreement, Mr. Smith is entitled to continue to receive his base monthly salary, as in effect at the time of his termination, for a period of twelve months and payment of his and his family’s medical premiums for twelve months.
Upon a termination as a result of death or disability, the Company will pay Mr. Smith (or his estate) his base salary and maintain in full force and effect at its own cost medical insurance for Mr. Smith and his family, for a period of six (6) months from the date of his death or disability to the extent it was in effect at the time of his death or disability and provided such shall be consistent with then governing law.
Mr. Risley - Pursuant to his amended employment agreement with the Company dated January 4, 2017, upon a termination without Cause or a resignation for Good Reason, not as a result of death or disability and that occurs not in connection with a Change of Control, each as defined in his employment agreement, subject to his execution and nonrevocation of a severance and release agreement, Mr. Risley is entitled to continue to receive his base monthly salary, as in effect at the time of his termination, for a period of twelve months and payment of his and his family’s medical premiums for twelve months.
Upon a termination without Cause or a resignation for Good Reason, not as a result of death or disability, that occurs during the six-month period after a Change of Control or by the Company without Cause prior to a Change of Control but at the request of a third party or otherwise in anticipation of a Change of Control, subject to his execution and nonrevocation of a severance and release agreement, Mr. Risley is entitled to continue to receive his base monthly salary, as in effect at the time of his termination, for a period of twelve months and payment of his and his family’s medical premiums for twelve months.
Upon a termination as a result of death or disability, the Company will pay Mr. Risley (or his estate) his base salary and maintain in full force and effect at its own cost medical insurance for Mr. Risley and his family, for a period of six (6) months from the date of his death or disability to the extent it was in effect at the time of his death or disability and provided such shall be consistent with then governing law.
William S. Martens- Under Mr. Martens’ October 4, 2017 amended employment agreement, upon a termination without Cause or a resignation for Good Reason, not as a result of death or disability and that occurs not in connection with a Change of Control, each as defined in his employment agreement, subject to his execution and nonrevocation of a severance and release agreement, Mr. Martens is entitled to continue to receive his base monthly salary, as in effect at the time of his termination, for a period of twelve months and payment of his and his family’s medical premiums for twelve months.
Upon a termination without Cause or a resignation for Good Reason, not as a result of death or disability, that occurs during the six-month period after a Change of Control or by the Company without Cause prior to a Change of Control but at the request of a third party or otherwise in anticipation of a Change of Control, subject to his execution and nonrevocation of a severance and release agreement, Mr. Martens is entitled to continue to receive his base monthly salary, as in effect at the time of his termination, for a period of twelve months and payment of his and his family’s medical premiums for twelve months.
Upon a termination as a result of death or disability, the Company will pay Mr. Martens (or his estate) his base salary and maintain in full force and effect at its own cost medical insurance for Mr. Martens and his family, for a period of six (6) months from the date of his death or disability to the extent it was in effect at the time of his death or disability and provided such shall be consistent with then governing law.
Mr. Pennison’s 2017 Separation
In accordance with the terms of May 5, 2017, Separation Agreement and General Release, in connection with his resignation of employment effective as of May 31, 2017, Mr. Pennison became entitled to receive continued payment of his base monthly salary for a period of 12 months, with an aggregate value of $300,000, and payment of his medical premiums for 12 months for the medical coverage that was in effect immediately prior to such termination, valued at $14,518 based on the Company’s COBRA premiums as in effect for 2017 and 2018. CCH’s obligation to continue to provide these severance benefits will cease immediately in the event of Mr. Pennison’s violation of the confidentiality, non-compete, or non-solicitation covenants contained in his employment agreement. In addition, Mr. Pennison must repay CCH any such severance benefits received by him during the period of non-compliance with such confidentiality, non-compete and non-solicitation covenants, as determined by CCH in good faith.
All outstanding unvested equity awards held by Mr. Pennison were forfeited upon his resignation.
Potential Payments Upon Termination or Change in Control
The following table summarizes the payments and benefits that each Named Executive Officer (other than Mr. Pennison, whose actual payments and benefits are described above) would have been eligible to receive upon his or her termination of employment under the various circumstances described below as of December 26, 2017.

Name	Disability		Disability if Occurred During a Change in Control		Termination without Cause or Resignation for Good Reason Not in Connection with a Change in Control		Termination without Cause or Resignation for Good Reason in Connection with a Change in Control
Norman J. Abdallah
Cash Severance	$1,800,000		$2,400,000		$1,800,000		$2,400,000
Benefits Continuation	15,300		20,400		15,300		20,400
Accelerated Vesting	2,425,619	(1)	2,810,170	(2)	2,425,619	(1)	2,810,170	(2)
Neil Thomson
Cash Severance	$—		$350,000		$175,000		$350,000
Benefits Continuation	6,255		12,510		6,255		12,510
Accelerated Vesting	—		—		—		—
Scott. C. Smith
Cash Severance	$—		$300,000		$150,000		$300,000
Benefits Continuation	7,473		14,950		7,473		14,950
Accelerated Vesting	—		—		—		—
Ray D. Risley
Cash Severance	$—		$250,000		$250,000		$250,000
Benefits Continuation	7,473		14,950		14,950		14,950
Accelerated Vesting	—		—		—		—
William S. Martens
Cash Severance	$—		$275,000		$275,000		$275,000
Benefits Continuation	7,309		14,620		14,620		14,620
Accelerated Vesting	—		—		—		—

(1)
Assumes continued vesting of (i) 33,333 unvested time-based restricted stock units that would otherwise vest on March 10, 2018 and March 10, 2019, which restricted stock units will be assumed to vest pro rata on a daily basis over the applicable vesting period; (ii) 85,253 performance-based restricted stock units that would remain outstanding and may vest subject to the Company’s stock price reaching $28.00 per share for five consecutive days prior to December 31, 2022; and (iii) 38,412 performance-based restricted stock units that would remain outstanding and may vest on March 10, 2020, subject to achievement of the applicable performance targets. Although all such performance-based restricted stock units may not ultimately vest, the value is based on the aggregate number of restricted stock units that would remain outstanding and the Company’s closing price on December 26, 2017 of $15.45.

(2)
Assumes continued vesting of (i) 33,333 unvested time-based restricted stock units that would otherwise vest on March 10, 2018 and March 10, 2019, which restricted stock units will be assumed to vest pro rata on a daily basis over the applicable vesting period; (ii) 101,748 performance-based restricted stock units that would remain outstanding and may vest subject to the Company’s stock price reaching $28.00 per share for five consecutive days prior to December 31, 2022; and (iii) 46,807 performance-based restricted stock units that would remain outstanding and may vest on March 10, 2020, subject to achievement of the applicable performance targets with respect to any performance goal tied to total stockholder return were achieved (and without regard to any other performance-based vesting criteria, which other criteria shall be deemed satisfied at the same level that the total stockholder return criteria is achieved). Although all such performance-based restricted stock units may not ultimately vest, the value is based on the aggregate number of restricted stock units that would remain outstanding and the Company’s closing price on December 26, 2017 of $15.45.

SECURITY OWNERSHIP
The following table presents information concerning the beneficial ownership of the shares of our common stock as of the April 24, 2018 by (1) each person known to us to beneficially own more than 5% of the outstanding shares of our common stock, (2) each of our directors and Named Executive Officers and (3) all of our directors and executive officers as a group. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Shares of common stock subject to options that are exercisable or exercisable within 60 days of the Record Date and restricted stock units that vest within 60 days of the Record Date are considered outstanding and beneficially owned by the person holding the options or restricted stock units for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. There were 20,376,725 shares of common stock outstanding as of April 24, 2018.

Name of Beneficial Owner	Shares of Common Stock	Percentage of Total Outstanding Common Stock (%)
5% Stockholders
Dimensional Fund Advisors LP(1)	1,796,085	8.8%
Janus Henderson Group, plc(2)	1,763,904	8.7%
BlackRock, Inc.(3)	1,440,985	7.1%
Macquarie Group Limited(4)	1,323,102	6.5%
Cardinal Capital Management, LLC(5)	1,204,745	5.9%
Cannae Holdings, Inc.(6)	1,161,888	5.7%
Named Executive Officers
Norman J. Abdallah(7)	116,712	*
Neil H. Thomson(8)	23,408	*
Thomas J. Pennison, Jr	42,610	*
Scott C. Smith	1,743	*
Ray D. Risley(9)	42,204	*
William S. Martens(10)	39,364	*
Directors
David B. Barr(11)	55,889	*
Pauline J. Brown	4,121	*
Ian R. Carter	54,086	*
Richard L. Davis(12)	48,389	*
William Lamar Jr.(13)	22,614	*
Mark S. Mednansky(14)	146,251	*
All executive officers and directors as a group (18 persons)(15)	663,136	3.2%

*	Less than one percent.

(1)
Information with respect to Dimensional Fund Advisors LP is based solely on a review of the Schedule 13G/A it filed with the SEC on February 9, 2018. According to this Schedule 13G/A, Dimensional Fund Advisors LP has sole voting power with respect to 1,757,958 shares of common stock, sole dispositive power with respect to 1,796,085 shares of common stock and shared voting power and shared dispositive power with respect to no shares of common stock. Dimensional Fund Advisors LP’s address is Building One, 6300 Bee Cave Road, Austin, Texas, 78746.

(2)
Information with respect to Janus Henderson Group, plc is based solely on a review of the Schedule 13G it filed jointly with Janus Henderson Small Cap Value Fund with the SEC on February 12, 2018. According to this Schedule 13G, Janus Henderson Group plc has shared voting power and shared dispositive power with respect to 1,763,904 shares of common stock and sole voting power and sole dispositive power with respect to no shares of common stock and Janus Henderson Small Cap Value Fund has sole voting power and sole dispositive power with respect to 1,637,504 shares of common stock and shared voting power and shared dispositive power with respect to no shares of common stock. Janus Henderson Group plc’s address is 201 Bishopsgate EC2M 3AE, United Kingdom.

(3)	Information with respect to BlackRock, Inc. is based solely on a review of the Schedule 13G/A it filed with the SEC on January 29, 2018. BlackRock’s address is 55 East 52nd Street, New York, NY 10055.

(4)
Information with respect to Macquarie Group Limited is based solely on a review of the Schedule 13G/A it filed jointly with Macquarie Bank Limited, Macquarie Investment Management Holdings Inc. and Macquarie Investment Management Business Trust with the SEC on February 14, 2018. According to this Schedule 13G/A, (i) Macquarie Investment Management Holdings Inc. and Macquarie Investment Management Business Trust each has sole voting power and sole dispositive power with respect to 1,321,625 shares of common stock and shared voting power and shared dispositive power with respect to no shares of common stock and (ii) each of Macquarie Group Limited and Macquarie Bank Limited has sole and shared voting and dispositive power with respect to no shares of common stock. The address for each of Macquarie Group Limited is 50 Martin Place, Sydney, New South Wales, Australia.

(5)
Information with respect to Cardinal Capital Management, LLC is based solely on a review of the Schedule 13G/A it filed with the SEC on February 13, 2018. According to this Schedule 13G/A, Cardinal Capital Management has sole voting power with respect to 953,205 shares of common stock, sole dispositive power with respect to 1,204,745 shares of common stock and shared voting power and shared dispositive power with respect to no shares of common stock. Cardinal Capital Management’s address is Four Greenwich Office Park, Greenwich, CT 06831.

(6)
Information with respect to Cannae Holdings, Inc. is based solely on a review of the Schedule 13G it filed with the SEC on February 14, 2018. According to this Schedule 13G, Cannae Holdings, Inc. has sole voting power and sole dispositive power with respect to 1,161,888 shares of common stock and shared voting power and shared dispositive power with respect to no shares of common stock. Cannae Holdings, Inc. is 1701 Village Center Circle Las Vegas NV 89134.

(7)	Includes 27,000 shares of common stock issuable upon exercise of options exercisable within 60 days of April 24. 2018.

(8)	Includes 5,408 restricted stock units that vest within 60 days of April 24, 2018.

(9)	Includes 32,250 shares of common stock issuable upon exercise of options exercisable within 60 days of April 24. 2018.

(10)	Includes 33,000 shares of common stock issuable upon exercise of options exercisable within 60 days of April 24. 2018.

(11)	Includes 36,000 shares of common stock issuable upon exercise of options exercisable within 60 days of April 24. 2018.

(12)	Includes 36,000 shares of common stock issuable upon exercise of options exercisable within 60 days of April 24. 2018.

(13)	Includes 6,875 shares of common stock issuable upon exercise of options exercisable within 60 days of April 24. 2018.

(14)	Includes 100,000 shares of common stock issuable upon exercise of options exercisable within 60 days of April 24. 2018.

(15)	Includes 335,033 shares of common stock issuable upon exercise of options exercisable within 60 days of April 24. 2018.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers and persons who own beneficially more than ten percent of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them. To the Company’s knowledge, based solely on a review of the copies of such filings on file with the Company and written representations from its directors and executive officers, all Section 16(a) filing requirements applicable to the Company’s directors, officers and greater-than-ten-percent beneficial owners were complied with on a timely basis during the fiscal year ended December 26, 2017 with the exception of one Form 4 for Mr. Norman Abdallah, the Company’s President and Chief Executive Officer (with respect to the withholding of shares of common stock in connection with the vesting of an award of restricted stock) and one Form 3 and two Forms 4 (with respect to the receipt of an award of RSUs and the acquisition of common stock) for Mr. William Jasper Wilson, the Company’s Controller, each of which was filed late.
EXECUTIVE OFFICERS
For information about the executive officers of the Company, see Part I, Item 1 — Business, in the Company’s 2017 10-K.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
In connection with our initial public offering we implemented a written policy pursuant to which our Board of Directors will review and approve transactions with our directors, officers and holders of more than 5% of our voting securities and their affiliates (each, a related party). Prior to approving any transaction with a related party, our Board of Directors will consider the material facts as to the related party’s relationship with the company or interest in the transaction. Related party transactions will not be approved unless the audit committee has approved of the transaction.
Share Repurchase
On March 10, 2017, the Company repurchased 1,200,000 shares of its common stock from Fidelity National Financial, Inc., which at the time was a greater than 5% stockholder, for $20.3 million, or $16.90 per share. The closing price of the Company's common stock on March 10, 2017 was $17.15. The repurchase transaction was approved pursuant to the policy described above.
Director Indemnification Agreements
The Company’s Bylaws permit us to indemnify our executive officers and directors to the fullest extent permitted by law, subject to limited exceptions. We have entered into indemnification agreements with each of our executive officers and directors that provide, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf. The form of indemnification agreement was approved by our Board of Directors prior to the completion of our initial public offering and therefore was not approved pursuant to the policy described above.
STOCKHOLDERS’ PROPOSALS
Only stockholders meeting certain criteria outlined in the Company’s Bylaws are eligible to submit nominations for election to the Board of Directors or to bring other proper business before an annual meeting. Under the Company’s Bylaws, stockholders who wish to nominate persons for election to the Board of Directors or bring other proper business before an annual meeting must give proper notice to the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made by the Company. Therefore, notices regarding nominations of persons for election to the Board of Directors and other proper business for consideration at the 2019 annual meeting of stockholders must be submitted to the Company no earlier than February 14, 2019 and no later than March 16, 2019. Notices regarding nominations and other proper business must include certain information concerning the nominee or the proposal and the proponent’s ownership of common stock of the Company, in each case as set forth in the Company’s Bylaws. Nominations or other proposals not meeting these requirements will not be entertained at the annual meeting. Notices must be delivered to the Secretary of the Company in writing at our principal executive offices at Del Frisco’s Restaurant Group, Inc., 2900 Ranch Trail, Irving, TX 75063. If timely notice of a matter is not received by the Company (or if notice is timely but the stockholder fails to satisfy the requirements of

SEC Rule 14a-4), then the proxies named on the proxy cards distributed by the Company for the annual meeting may use the discretionary voting authority granted to them by the proxy cards if the matter is raised at the Annual Meeting.
In order to be included in the Company’s Proxy Statement and form of proxy relating to the 2019 annual meeting, stockholder proposals must be received by the Secretary of the Company no later than December 26, 2018.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.
Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold common stock directly. Requests in writing should be addressed to:

Del Frisco’s Restaurant Group, Inc. 2900 Ranch Trail, Irving, TX 75063 Attention: Investor Relations, investorrelations@dfrg.com 203-682-8253

ADDITIONAL INFORMATION
The Company’s annual audited financial statements and review of operations for fiscal 2017 can be found in the Company’s 2017 10-K. A copy of the 2017 10-K is being mailed concurrently with this Proxy Statement to each stockholder of record on the Record Date. The Company will furnish without charge a copy of the 2017 10-K, including the financial statements and any schedules thereto, to any person requesting in writing and stating that he or she was the beneficial owner of the Company’s common stock on April 30, 2018. The Company will also furnish copies of any exhibits to the 2017 10-K to eligible persons requesting exhibits at a cost of $0.50 per page, paid in advance. The Company will indicate the number of pages to be charged for upon written inquiry. Requests should be addressed to: Del Frisco’s Restaurant Group, Inc., 2900 Ranch Trail, Irving, TX 75063, Attention: Investor Relations.
OTHER BUSINESS
The Board of Directors does not intend to present any other business for action at the Annual Meeting and does not know of any business intended to be presented by others.

Neil H. Thomson
Chief Financial Officer
Irving, Texas
April 25, 2018

0

DEL FRISCO'S RESTAURANT GROUP, INC.

COMMON STOCK

Proxy for Annual Meeting of Stockholders on June 14, 2018

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Norman J. Abdallah, Neil H. Thomson, and William J. Wilson, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Del Frisco's Restaurant Group, Inc, to be held on Thursday, June 14, 2018, at 9:00 a.m., local time, at the Del Frisco's Restaurant Group Inc., Restaurant Support Center located at 2900 Ranch Trail, Irving, TX 75063, and at any adjournments or postponements thereof, as stated on the reverse side. If you sign and return this proxy but no direction is made, this proxy will be voted FOR THE NOMINEE in Proposal 1, FOR Proposal 2, FOR Proposal 3, for ONE YEAR on Proposal 4, and in the discretion of the named proxies upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

(Continued and to be signed on the reverse side.)

1.1 14475

ANNUAL MEETING OF STOCKHOLDERS OF

DEL FRISCO'S RESTAURANT GROUP, INC.

COMMON STOCK

June 14, 2018

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

10030304000000000000 9 061418

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEE FOR DIRECTOR, "FOR" PROPOSAL 2, "FOR" PROPOSAL 3 AND FOR "ONE YEAR" ON PROPOSAL 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. To elect one Class III director to hold office until the 2021 annual meeting.

NOMINEE:

☐ FOR THE NOMINEE — Norman J. Abdallah

☐ WITHHOLD AUTHORITY FOR THE NOMINEE

	1 year	2 years	3 years	ABSTAIN
4. To approve Advisory vote on the frequency of future advisory votes approving named executive officer compensation.	☐	☐	☐	☐

This proxy when properly executed will be voted as directed herein by the undersigned stockholder and in the discretion of the named proxies upon such other matters as may properly come before the meeting or any adjournments or postponements thereof. If no direction is made, this proxy will be voted FOR THE NOMINEE in Proposal 1, FOR Proposals 2 and 3, and for ONE YEAR on Proposal 4.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

DEL FRISCO'S RESTAURANT GROUP, INC.

COMMON STOCK

June 14, 2018

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

Vote online until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.

10030304000000000000 9 061418

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEE FOR DIRECTOR, "FOR" PROPOSAL 2, "FOR" PROPOSAL 3 AND FOR "ONE YEAR" ON PROPOSAL 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. To elect one Class III director to hold office until the 2021 annual meeting.

NOMINEE:

☐ FOR THE NOMINEE — Norman J. Abdallah

☐ WITHHOLD AUTHORITY FOR THE NOMINEE

	1 year	2 years	3 years	ABSTAIN
4. To approve Advisory vote on the frequency of future advisory votes approving named executive officer compensation.	☐	☐	☐	☐

This proxy when properly executed will be voted as directed herein by the undersigned stockholder and in the discretion of the named proxies upon such other matters as may properly come before the meeting or any adjournments or postponements thereof. If no direction is made, this proxy will be voted FOR THE NOMINEE in Proposal 1, FOR Proposals 2 and 3, and for ONE YEAR on Proposal 4.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.